Exhibit 23.1

W.T. Uniack & Co. CPA’s P.C.
Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

As independent auditors of American Restaurant Concepts, Inc., we hereby consent to the inclusion of our audit report dated April 14, 2011, with respect to our audits of the financial statements of American Restaurant Concepts, Inc. as of December 26, 2010 and for the years ended December 26, 2010 and December 27, 2009, in the Form S-8 Registration Statement of American Restaurant Concepts, Inc. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/W.T. Uniack & Co. CPA’s P.C.

Woodstock, GA
August 18, 2011